Exhibit 5
                                                          EXECUTION VERSION


   BANK OF AMERICA, N.A.                        BANC OF AMERICA SECURITIES LLC
  100 NORTH TRYON STREET                           BANC OF AMERICA BRIDGE LLC
CHARLOTTE, NORTH CAROLINA 28255                      9 WEST 57th STREET
                                                  NEW YORK, NEW YORK 10019

                                  CREDIT SUISSE
                       CREDIT SUISSE SECURITIES (USA) LLC
                              ELEVEN MADISON AVENUE
                               NEW YORK, NY 10010

                                                                  June 30, 2006


Grand Slam Holdings, LLC
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154

Attention:  Mr. Chinh E. Chu

                      Project Grand Slam Commitment Letter
                 $375 Million Senior Secured Credit Facilities;
                $215 Million Senior Subordinated Bridge Facility

Ladies and Gentlemen:

     You have informed us that the Blackstone Group and its affiliates (the "Sponsor") intend to form a corporation or limited liability company ("Holdings") that intends through a newly formed and wholly-owned subsidiary ("Mergeco") to enter into an agreement and plan of merger and related definitive documentation (collectively, the "Merger Agreement") with a company which the Sponsor has previously identified to the Joint Lead Arrangers (as defined below) (such previously identified company, the "Company") pursuant to which Mergeco will be merged with the Company (the "Merger") in accordance with the terms thereof and will acquire the Company from the existing shareholders of the Company (the "Sellers"), with the Company continuing as the surviving corporation and a subsidiary of Holdings. Concurrently with the consummation of the Merger, the Company will or will cause its subsidiaries to (i) repay in full all outstanding indebtedness under its and one of its subsidiary's (the "Financing Sub") existing senior secured credit agreement agented by Bank of America, N.A. (the "Existing Credit Agreement") and concurrently terminate all commitments thereunder, and (ii) consummate a tender offer and related consent solicitation substantially on the terms set forth on a schedule to the Merger Agreement (the "Tender Offer and Consent Solicitation" and, together with the transactions contemplated in preceding clause (ii), the "Refinancing") with respect to the Financing Sub's outstanding 9 3/4% senior subordinated notes due 2012 (the "Existing Subordinated Notes"). As part of the Tender Offer and Consent Solicitation,


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(x) the Company or the Financing Sub would offer to purchase any and all of the Existing Subordinated Notes, subject to satisfaction of the Minimum Consent Condition referenced below, and (y) if the Minimum Consent Condition is satisfied and the Existing Subordinated Notes are accepted for purchase pursuant to the Tender Offer and Consent Solicitation, consents will be obtained for amendments to the indenture governing the Existing Subordinated Notes (the "Existing Subordinated Notes Indenture"), and supplements to such indenture will be effectuated, which would substantially eliminate the negative covenants applicable thereto, except those requiring the consent of all noteholders affected by such changes as set forth in the schedule to the Merger Agreement. As used herein, the term "Minimum Consent Condition" shall mean that valid consents to the proposed amendments to the Existing Subordinated Notes Indenture have been duly delivered and not revoked in respect of at least a majority of the outstanding principal amount of Existing Subordinated Notes pursuant to the Tender Offer and Consent Solicitation. It is understood that after giving effect to the Transaction (as defined below), the "borrower" under the Facilities referred to below and the issuer of the Senior Subordinated Notes referred to below shall be the survivor of the Merger.

     The sources of funds needed to finance the Merger and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (as defined below) and to finance the Borrower's and its subsidiaries' working capital and general corporate requirements shall initially be provided solely through the following sources: (a) at least 35% of the pro forma capitalization of the Company after giving effect to the Transaction will be provided to Holdings through new cash common equity contributions (or preferred equity interests upon terms reasonably acceptable to the Lead Arranger) and the rollover of shares of common equity of the Company into Holdings' or the Borrower's common equity by management shareholders (not to exceed $10.0 million) (together, the "Equity Financing"); (b) $375.0 million in senior secured credit facilities of the Borrower, comprised of (i) term loan facilities aggregating $325.0 million (the "Term Loan Facility") and (ii) a revolving credit facility of $50.0 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Senior Secured Financing"); and (c) $215.0 million in gross proceeds from the issuance and sale by the Borrower of senior subordinated notes (the "Senior Subordinated Notes") or, alternatively, $215.0 million of senior subordinated loans under a bridge facility (the "Bridge Facility" and, together with the Senior Secured Financing, the "Facilities") made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior subordinated loans being the "Bridge Loans" and, together with any Rollover Loans and Exchange Notes (each as defined in Annex II hereto), the "Bridge Financing"); it being understood that (x) up to $325.0 million of the Term Loan Facility shall be drawn on the closing date of the Merger (the closing date of the Merger and the date on which the initial drawing is made under the Term Loan Facility, the "Closing Date") to effect the Merger and the Refinancing and to pay fees and expenses incurred in connection therewith; and (y) no more than $20.0 million of the Revolving Credit Facility (other than with respect to existing letters of credit which are "rolled-in" to, or "back-stopped" with letters of credit issued under, the Senior Secured Financing) may be utilized on the Closing Date to make payments owing to effect the Merger, the Refinancing, and to pay any fees and expenses incurred in connection therewith (although after the Closing Date and until the maturity of the Revolving Credit Facility, loans may be borrowed, repaid and reborrowed thereunder from time to time for the purposes described in the summary of certain of the terms and conditions of the Senior Secured Financing attached hereto as Annex I and Annex III (the "Senior Term Sheet").


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     To the extent that less than all of the Existing Subordinated Notes are accepted for purchase in the Tender Offer and Consent Solicitation, the amount of the Term Loan Facility, the Bridge Facility (to the extent any amount of the Bridge Loans would otherwise be funded on the Closing Date) and/or the Senior Subordinated Notes shall be reduced on a dollar for dollar basis in a manner and pursuant to an allocation, mutually agreed by you and the Joint Lead Arrangers (as defined below), provided, that the commitments in respect of such amounts so reduced shall be available for up to 90 days following the Closing Date to fund any required change of control offer under the Existing Subordinated Notes Indenture for any Existing Subordinated Notes that are not tendered in the Tender Offer and Consent Solicitation.

     The Merger, the Equity Financing, the entering into and funding of the Senior Secured Financing, the issuance and sale of the Senior Subordinated Notes or the entering into and funding of the Bridge Facility, the Refinancing and all related transactions are hereinafter collectively referred to as the "Transaction."

     Banc of America Securities LLC ("BAS") and Credit Suisse Securities (USA) LLC ("CS Securities") have also delivered to you a separate engagement letter dated the date hereof (the "Engagement Letter") setting forth the terms on which BAS and CS Securities are willing to act as joint lead underwriters, initial purchasers, arrangers and placement agents for (i) the Senior Subordinated Notes or (ii) if the Bridge Facility is funded on the Closing Date, the senior subordinated notes or any other debt securities of the Borrower or of Holdings that may be issued after the Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the "Permanent Securities"). Please note that those matters (other than with respect to the conditions precedent to the Facilities which are set forth herein and in the Term Sheets which conditions are set forth herein and therein in full) that are not covered or made clear herein, in the Term Sheets (as defined below), in the Fee Letter (as defined below) or in the Engagement Letter are subject to mutual agreement of the parties.

1.   Commitments.

     In connection with the foregoing, (a) Bank of America, N.A. ("BofA") is pleased to confirm that it commits to provide 66.67% of the Senior Secured Financing and Credit Suisse ("CS") is pleased to confirm that it commits to provide 33.33% of the Senior Secured Financing, subject to the terms and conditions set forth herein and in the Senior Term Sheet, (b) BofA is pleased to confirm that it will act as sole administrative agent (in such capacity, the "Senior Administrative Agent") and CS is pleased to confirm that it will act as sole syndication agent (in such capacity, the "Senior Syndication Agent") for the Senior Secured Financing, (c) BAS and CS Securities are pleased to confirm that they commit to act as joint lead arrangers and joint lead book runners (in such capacity, the "Senior Joint Lead Arrangers") for the Senior Secured Financing, (d) Banc of America Bridge LLC ("Banc of America Bridge" and together with CS Securities, the "Bridge Commitment Parties" and, together with the Senior Commitment Parties, the "Commitment Parties"), is pleased to confirm that it commits to provide 66.67% of the Bridge Facility and CS is pleased to confirm that it commits to provide 33.33% of the Bridge Facility, subject to the terms and conditions set forth herein and in the summary of terms attached as Annex II and Annex III hereto (collectively, the "Bridge Term Sheet" and, together with the Senior Term Sheet, the "Term Sheets"), (e) Banc of America Bridge is pleased to confirm that it will act as sole administrative agent (in such capacity, the "Bridge Administrative

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Agent") and CS is pleased to confirm that it will act as
sole syndication agent (in such capacity, the "Bridge Syndication Agent") for the Bridge Facility and (f) BAS and CS Securities are pleased to confirm that they commit to act as lead arrangers and lead book runners (in such capacity, the "Bridge Joint Lead Arrangers"; BAS and CS Securities, acting in their capacity as Senior Joint Lead Arrangers and/or Bridge Joint Lead Arrangers, are sometimes referred to herein as the "Joint Lead Arrangers") for the Bridge Facility (with BAS on the "left").

2.   Syndication.

     The Joint Lead Arrangers intend to commence syndication of each of the Facilities to one or more financial institutions reasonably acceptable to you (collectively with the Commitment Parties, the "Lenders") that will become party to definitive credit documentation pursuant to a syndication to be managed by the Joint Lead Arrangers in consultation with you promptly after your acceptance of the terms of this Commitment Letter (as defined below) and the Fee Letter (as defined below); provided that, notwithstanding the Joint Lead Arrangers' right to syndicate the Facilities and receive commitments with respect thereto, the Joint Lead Arrangers and the Commitment Parties shall not assign all or any portion of their commitments hereunder prior to the Closing Date. You further agree to actively assist the Joint Lead Arrangers in achieving a syndication of each such Facility that is reasonably satisfactory to the Joint Lead Arrangers and you. Such assistance shall include (a) your providing, and causing your advisors and using commercially reasonable efforts to ensure that the Company and its advisors provide, the Joint Lead Arrangers and the Lenders upon request with all available information reasonably deemed necessary by the Joint Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Company and your or its advisors, or on your or its behalf, relating to the Transaction, (b) your assisting, and using commercially reasonable efforts to ensure that the Company assists, in the preparation of an Information Memorandum to be used in connection with the syndication of each such Facility (collectively, the "Information Memoranda"), (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing lending relationships and the existing lending relationships of the Sponsor and the Company, (d) your otherwise assisting, and using commercially reasonable efforts to ensure that the Sponsor and the Company assists the Joint Lead Arrangers in their syndication efforts with respect to the Facilities and their efforts in marketing the Senior Subordinated Notes, including by making, upon reasonable notice, certain of your officers and advisors and using commercially reasonable efforts to make certain of the officers and advisors of the Company available from time to time to attend and make presentations regarding the business and prospects of the Company and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders, and (e) your using commercially reasonable efforts to ensure that the applicable Facilities and the Senior Subordinated Notes (if applicable) shall have received a debt rating from Moody's Investor Services, Inc. ("Moody's") and from Standard & Poor's Ratings Group ("S&P") as promptly as practicable following the date hereof. You hereby agree that prior to the Closing Date you shall have completed and made available to the Joint Lead Arrangers and potential Lenders and investors (i) the Information Memoranda (including a separate offering memorandum for both public and private investors) to be used in connection with the syndication of the Facilities and (ii) the completed Preliminary Offering Memorandum for the offering and sale of the Senior Subordinated Notes pursuant to Rule 144A and Regulation S of the rules and regulations of the Securities Act, in each case containing such disclosures as may be required by applicable laws

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and as are customary and appropriate for such a document in such an offering by an affiliate of the Sponsor and as may be reasonably required by the Joint Lead Arrangers (the "Offering Memorandum"). Without limiting the provisions of the immediately preceding sentence, it is understood and agreed such Offering Memorandum referred to in clause (ii) of such sentence shall (x) be suitable for use in a customary "high-yield road show" relating to the Senior Subordinated Notes and (y) except as otherwise agreed to by the Joint Lead Arrangers, contain all financial statements (including all audited financial statements, all unaudited financial statements (which, in the case of the Company's unaudited financial statements, shall have been reviewed by the independent certified accountants for the Company as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act subject to exceptions customary in offering memoranda used in Rule 144A offerings by affiliates of the Sponsor and all other financial data that would be necessary for the Joint Lead Arrangers to receive customary "comfort" (including "negative assurance" comfort) from independent certified accountants in connection with the offering of the Senior Subordinated Notes. You agree that unless otherwise agreed to by the Joint Lead Arrangers during the period from the execution of this Commitment Letter until the completion of the syndication of each Facility (as reasonably determined by the Joint Lead Arrangers) you will not and you will cause your subsidiaries not to (and will use your commercially reasonable best efforts to cause the Company and its subsidiaries not to), syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any competing debt security or commercial bank or debt facility (including refinancings and renewals thereof but excluding borrowings of revolving loans under the Company's existing revolving credit facilities) other than the Facilities and the Senior Subordinated Notes.

     It is understood and agreed that the Joint Lead Arrangers will manage and control all aspects of the syndication of each Facility in consultation with you, including decisions as to the selection of prospective Lenders (all of whom, as set forth above, shall be reasonably acceptable to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in any Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Term Sheets, the Fee Letter and the Engagement Letter. It is also understood and agreed that the allocation and distribution of the fees among the Lenders will be determined by the Joint Lead Arrangers in consultation with you. Without limiting your obligations to assist with syndication efforts as set forth above, the Joint Lead Arrangers and the Commitment Parties agree that completion of such syndications shall not be a condition to the Commitment Parties' commitments hereunder.

3.   Conditions to Financing.

     The Commitment Parties' commitments and agreements hereunder are subject to the satisfaction of the conditions set forth herein and in Annex III attached hereto, and each of the following conditions: (a) in the case of the Senior Secured Financing, you shall have accepted the Fee Letter with respect to the Senior Secured Financing as provided therein, (b) in the case of the Bridge Facility, you shall have accepted (x) the Fee Letter with respect to the Bridge Facility as provided therein and (y) the Engagement Letter, and, thereafter, the


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Engagement Letter shall remain in full force and effect, and (c) since December
31, 2005, except as set forth in Section 3.7 of the Company Disclosure Schedule (as defined in the Merger Agreement) or except as set forth in the Filed Company SEC Reports (as defined in the Merger Agreement) there has not been any change, event, circumstance, condition, occurrence, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. For purposes hereof, the term "Company Material Adverse Effect" means changes, events, circumstances, conditions, occurrences, developments or effects that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or that would reasonably be expected to prevent the Company from consummating the transactions contemplated by the Merger Agreement; provided, however, that none of the following, either individually or in the aggregate, shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) a change in the trading price of any of the Company's securities, in and of itself; (ii) reductions in regulatory reimbursement rates affecting the Company taking effect after the execution of the Merger Agreement and the effects, changes, events, circumstances and conditions resulting therefrom; (iii) changes in GAAP or applicable laws after the execution of the Merger Agreement; (iv) changes, events, circumstances, conditions, occurrences, developments or effects resulting from the announcement of the execution of the Merger Agreement or of the pendency of the Merger; (v) changes, events, circumstances, conditions, occurrences, developments or effects resulting from compliance by the Company with the terms of, or the taking of any action specifically required to be taken in, the Merger Agreement (other than the consummation of the Merger itself); (vi) changes, events, circumstances, conditions, occurrences, developments or effects or conditions affecting the business in which the Company and its subsidiaries operate generally; (vii) changes in economic, financial or political conditions generally; (viii) any act of terrorism or war (whether or not declared); (ix) any failure by the Company and its subsidiaries, in and of itself, to meet projections, budgets or forecasts or published revenue or earnings predictions; and (x) any reclassifications, restructuring charges, non-recurring charges, increases in reserves and writeoffs of, to or in the financial statements of the Company and/or Compex described in (and up to the amount set forth in) Section 7.2(d)(ii) of the Merger Agreement, except, in the case of clauses (ii), (vi),
(vii) and (viii) above, to the extent such changes, events, circumstances, conditions, occurrences, developments or effects have a materially disproportionate adverse effect on the Company and its subsidiaries as compared to other persons engaged in the same business. Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for the Facilities (the "Facilities Documentation") or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the


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extent any guarantee or collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, "Specified Representations" means the representations and warranties of the Borrower set forth in the Term Sheets relating to corporate power and authority, the enforceability of the Facilities Documentation, Federal Reserve margin regulations, the Investment Company Act and status of the Senior Secured Facilities as senior debt.

4.   Information Requirements.

     You hereby represent, warrant and covenant that (a) to the best of your knowledge, all written information (other than the Projections (as defined below) and information of a general economic nature) (taken as a whole) which has been or is hereafter made available to us or the other Lenders by you, the Company or any of your or its representatives in connection with the Transaction or the other transactions contemplated herein (the "Information") is and will be correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information (taken as a whole) not misleading in light of the circumstances under which they were made, and (b) all financial projections that have been or are hereafter made available to us or the other Lenders by you, the Company or any of your or its representatives in connection with the Transaction and the other transactions contemplated hereby (the "Projections") have been or will be prepared in good faith based upon assumptions you believed to be reasonable at the time so made available. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. You understand that in arranging and syndicating the Facilities, the Joint Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Joint Lead Arrangers prior to the date hereof are hereinafter referred to as the "Pre-Commitment Information."

     You hereby acknowledge that, in connection with the syndication of the Facilities, (a) the Joint Lead Arrangers will make available Information and Projections (collectively, "Borrower Materials") to the proposed syndicates of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the proposed Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). You hereby agree that prior to the Closing Date (w) that portion of the Borrower Materials that may be distributed to Public Lenders shall be clearly and conspicuously marked "PUBLIC," which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof;
(x) by marking Borrower Materials "PUBLIC," it is understood between the parties hereto that such Borrower Materials do not contain any material non-public information with respect to the Borrower or its securities, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked "PUBLIC" are permitted to
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be made available through a portion of the
Platform designated "Public Investor"; and (z) the Commitment Parties shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor." Notwithstanding the foregoing and except as set forth in the next sentence, you shall be under no obligation to mark any Borrower Materials "PUBLIC." However, you will include as part of such Borrower Materials and mark "PUBLIC" a reasonably detailed term sheet for the Facilities for distribution to the Public Lenders.

5.   Fees and Indemnities.

     By accepting this letter, you hereby agree that, if the Closing Date occurs, (i) all our (and our affiliates') reasonable out-of-pocket expenses and the reasonable legal fees and expenses of counsel, consisting, in the case of legal fees and expenses of counsel, of fees and expenses of Shearman & Sterling LLP and such other relevant local counsel as may be retained with your consent in connection with security matters, arising in connection with this letter and the enforcement hereof (and the due diligence, marketing and syndication efforts of the Lead Arranger in connection herewith) and in connection with the Transaction shall be for your account, provided that the Joint Lead Arrangers shall not retain any consultants without your approval (which approval shall not be unreasonably withheld) and (ii) if this Commitment Letter is accepted with respect to the Bridge Facility, reasonable out-of-pocket fees and expenses incurred by the Bridge Joint Lead Arrangers in connection with the Senior Subordinated Notes or the Permanent Securities will be reimbursed on the terms provided in the Engagement Letter. You further agree to indemnify and hold harmless each Commitment Party, each Joint Lead Arranger and each director, officer, employee, agent and affiliate thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any indemnified person as a result of or arising out of or in any way related to or resulting from this letter, the Transaction and any other transactions contemplated hereby and, upon demand, to pay and reimburse each indemnified person for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent the same resulted from the gross negligence, willful misconduct, or bad faith of, or breach of this Commitment Letter or the Facilities Documentation by, such indemnified person or its related parties (as determined by a court of competent jurisdiction). This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon. None of the Joint Lead Arrangers, the Commitment Parties nor any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any consequential damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby or (y) the use by others of information or other materials obtained through the Internet, Intralinks or other similar information transmission systems unless such liability arises from the gross negligence, willful misconduct, or bad faith of, or breach of this Commitment Letter or the Facilities Documentation by, such person (as determined by a court of competent jurisdiction). BAS and/or its affiliates have been retained as the sell-side financial advisor (in such capacity, the "Financial Advisor") to the Sellers in connection with the


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Transaction. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or from BAS's and/or its affiliates' arranging or providing or contemplating arranging or providing financing for a competing bidder for the Company and, on the other hand, BofA's, Banc of America Bridge's and BAS's relationship with you as described and referred to herein.

6.   Confidentiality.

     The Commitment Parties reserve the right to employ the services of their respective affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and such affiliates may agree in their sole discretion. You acknowledge the Commitment Parties may share with any of their respective affiliates, and such affiliates may share with the Commitment Parties (in each case on a need-to-know and confidential basis), any information related to the Transaction, the Sponsor (as such information relates to the Transaction), the Company and any of their respective subsidiaries, or any of the matters contemplated hereby. Consistent with each Commitment Party's policy to hold in confidence the affairs of its clients, such Commitment Party will not, and such Commitment Party will ensure that its affiliates will not, furnish confidential information obtained from you or your affiliates to any of its other clients. In particular, you acknowledge that you have been advised of the role of BAS and/or its affiliates as Financial Advisor and that, in such capacity, (i) the Financial Advisor may recommend to the Sellers that the Sellers not pursue or accept your offer or proposal for the Merger, (ii) the Financial Advisor may advise the Sellers in other manners adverse to your interests, including, without limitation, by providing advice on pricing, leverage levels and timing and conditions of closing with respect to your bid, taking other actions with respect to your bid and taking action under any definitive agreement between you and the Sellers, and (iii) the Financial Advisor may possess information about the Sellers and the Company, the Merger and other potential purchasers and their respective strategies and proposals, but the Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof. In addition, you acknowledge that BAS, Bank of America, Banc of America Bridge and their respective affiliates (collectively, the "BAS Entities") may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Company and that, in such capacity, such BAS Entities may acquire information about the Company, the sale thereof and such other potential purchasers and their strategies and proposals, but such BAS Entities shall have no obligation to disclose to you the substance of such information or the fact that such BAS Entities are in possession thereof.

     You hereby acknowledge and agree that the Commitment Parties and their affiliates may, from time to time, acquire or maintain ownership interests in, accept deposits from, lend money to, and generally engage in any kind of business (including, without limitation, banking, investment banking and financial advisory services) with other persons whose interests may conflict with yours without, by reason of such activities, incurring any liability to you. You further acknowledge that the Commitment Parties have no obligation to disclose to you or use for your benefit any confidential information obtained from the Sellers, the Company or any other persons. The Commitment Parties will not, and will ensure that their affiliates will not, disclose to the Sellers, the Company or any other persons any confidential information.

     You agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms or a copy hereof will be disclosed by you to any person or entity other than the Sponsor and its and your shareholders, officers, directors, employees, accountants, attorneys and other advisors (your "Representatives"), and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis; provided that you may disclose this Commitment Letter (and the nature of the provisions related to "market flex" in the Fee Letter) to the Sellers and their officers, directors, employees, accountants, attorneys and other advisors on a confidential basis in connection with their consideration of the Transaction. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter, the related Fee Letter dated the date hereof between you and us (the "Fee Letter"), and the Engagement Letter to us as (and if) provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of our identity, (ii) you may file a copy of this Commitment Letter (but not the Fee Letter or the Engagement Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law or regulation to make; provided, that foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the Engagement Letter) after the Facilities Documentation shall have been executed and delivered by the parties thereto.

     In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree that: (i) the Facilities and any related arranging or other services described in this letter are arm's-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding, and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transactions, each Commitment Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) none of the Commitment Parties has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates' favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, the Fee Letter and, if you accept this Commitment Letter as to the Bridge Facility, the Engagement Letter; (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Commitment Parties have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty.

7.   Survival.

     Except as specifically set forth herein or in the Fee Letter, the provisions of Sections 5 and 6 shall survive any termination of this Commitment Letter.

8.   Patriot Act Requirements.

     The Lead Arranger and the Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you and the Borrower in accordance with the Act.

9.   Miscellaneous.

     This letter and the Term Sheets (collectively, the "Commitment Letter") are furnished for your benefit only, may not be relied upon by any other person or entity and is not assignable by you to any person or entity (other than the Mergeco)without our prior written consent (and any purported assignment without such consent shall be null and void). This Commitment Letter, the Fee Letter and the Engagement Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto and thereto, as the case may be. Each of this Commitment Letter, the Fee Letter and the Engagement Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter, the Fee Letter or the Engagement Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter) set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

     Each Commitment Party's willingness, and commitments, with respect to the Facilities as set forth above will terminate on January 31, 2007 unless on or prior to such date (i) the Merger has been consummated, (ii) a definitive credit agreement evidencing the Senior Secured Financing, consistent with the terms and conditions set forth herein, shall have been entered into and the initial borrowings shall have occurred thereunder and (iii) either the Senior Subordinated Notes have been issued or, alternatively, the Bridge Loans have been incurred (or a combination thereof), in each such case pursuant to documentation consistent with the terms and conditions set forth herein.

     If you are in agreement with the foregoing (i) with respect to the Senior Secured Financing, please sign and return to us (including by way of facsimile or other electronic transmission) the enclosed copy of this Commitment Letter, together with the related Fee Letter to accept the commitments and undertakings under the Senior Secured Financing, no later than

5:00 p.m., New York time, on July 7, 2006 and (ii) with respect to the Bridge Facility, please sign and return to us (including by way of facsimile transmission) the enclosed copy of this Commitment Letter, together with the related Fee Letter and the Engagement Letter to accept the commitments and undertakings under the Bridge Facility, no later than 5:00 p.m., New York time, on July 7, 2006. The commitments and undertakings of the Senior Commitment Parties under this Commitment Letter with respect to the Senior Secured Financing shall terminate at the time and on the date referenced in the immediately preceding sentence unless this Commitment Letter and the related Fee Letter are executed and returned by you as provided in clause (i) of such sentence. The commitments and undertakings of the Bridge Commitment Parties under this Commitment Letter with respect to the Bridge Facility shall terminate at the time and on the date referenced in the second preceding sentence unless this Commitment Letter, the related Fee Letter and the Engagement Letter are executed and returned by you as provided in clause (ii) of such sentence.

     BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) EACH OF BOFA AND CS IS OFFERING TO PROVIDE THE SENIOR SECURED FINANCING SEPARATE AND APART FROM BANC OF AMERICA BRIDGE'S AND CS' OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) EACH OF BANC OF AMERICA BRIDGE AND CS IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BOFA AND CS TO PROVIDE THE SENIOR SECURED FINANCING. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR SECURED FINANCING OR THE BRIDGE FACILITY OR BOTH.

     THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE FEE LETTER IS HEREBY WAIVED BY EACH PARTY HERETO. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER AND/OR THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

                                                               EXECUTION VERSION


                                        Very truly yours,

                                        BANC OF AMERICA SECURITIES LLC


                                        By   /s/ Mark C. Liggitt
                                             --------------------------
                                             Name:  Mark C. Liggitt
                                             Title:  Vice President


                                        BANK OF AMERICA, N.A.


                                        By   /s/ Douglas M. Ingram
                                             --------------------------
                                             Name:  Douglas M. Ingram
                                             Title:  Managing Director


                                        BANC OF AMERICA BRIDGE LLC


                                        By   /s/ Mark C. Liggitt
                                             --------------------------
                                             Name:  Mark C. Liggitt
                                             Title:  Vice President


                                        CREDIT SUISSE SECURITIES (USA) LLC


                                         By   /s/ Alexis F. Maged
                                              -------------------------
                                              Name:  Alexis F. Maged
                                              Title:  Managing Director


                                         CREDIT SUISSE, CAYMAN ISLANDS BRANCH


                                         By   /s/ Doreen Barr
                                              -------------------------
                                              Name:  Doreen Barr
                                              Title:  Vice President


                                         By   /s/ Adam Forchheimer
                                              -------------------------
                                              Name:  Adam Forchheimer
                                              Title:  Vice President



                                Commitment Letter

                                                              EXECUTION VERSION


The provisions of this Commitment Letter with respect to the Senior Secured Financing are accepted and agreed to as of the date first written above:


GRAND SLAM HOLDINGS, LLC


By:   /s/ Chinh E. Chu
      ----------------------------
      Name: Chinh E. Chu
      Title: President

The provisions of this Commitment Letter with respect to the Bridge Facility are accepted and agreed to as of the date first written above:


GRAND SLAM HOLDINGS, LLC


By:   /s/ Chinh E. Chu
      ----------------------------
      Name: Chinh E. Chu
      Title: President






                                Commitment Letter

                                                                     ANNEX I-A


                            SUMMARY OF CERTAIN TERMS
                           OF SENIOR CREDIT FACILITIES

     Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Annex I is attached (the "Commitment Letter") are used herein as therein defined.

I.  Description of Credit Facilities


Holdings:           Grand Slam Holdings, LLC ("Holdings") which shall own
                    substantially all of the outstanding equity interests of the Borrower (as defined below).

Borrower:           A newly formed subsidiary of Holdings which shall own
                    (either directly or indirectly) all of the assets owned by the Company immediately prior to the consummation of the Merger (the "Borrower").

Credit Facilities:  1.  Term loan facility in an aggregate principal amount of
                        $325.0 million (the "Term Loan Facility").

                    2. Revolving credit facility in an aggregate principal amount of $50.0 million (the "Revolving Credit Facility").

A.  Term Loan Facility


Use of Proceeds:    The loans made pursuant to the Term Loan Facility (the
                    "Term Loans") may be incurred (A) on the Closing Date, in an amount up to $325.0 million, solely (i) to finance the Merger, (ii) to consummate the Refinancing, (iii) to pay the fees and expenses incurred in connection with the Transaction and (iv) for working capital, capital expenditures and other general corporate purposes.

Maturity:           The final maturity date of the Term Loan Facility shall be
                    7 years from the Closing Date (the "Term Loan Maturity
                    Date").

Amortizations:      (i)   During the first 6 years and 9 months following the
                          Closing Date, annual amortization (payable in equal quarterly installments) of the Term Loans shall be required in an amount equal to one percent of the initial aggregate amount of the Term Loans.

                    (ii) The remaining aggregate principal amount of Term Loans shall be payable on the Term Loan Maturity Date.


                                Commitment Letter

B.  Revolving Credit Facility

Use of Proceeds:    The loans made pursuant to the Revolving Credit Facility
                    (the "Revolving Loans") may be utilized solely for the working capital, capital expenditures and other general corporate purposes (including permitted acquisitions) of the Borrower and its subsidiaries; provided that up to $20.0 million of the Revolving Credit Facility may be utilized to effect the Transaction and to pay the fees and expenses incurred in connection therewith. Up to an amount to be agreed of the Revolving Credit Facility will be available for the issuance of letters of credit ("Letters of Credit"). In addition, up to an amount to be agreed of the Revolving Credit Facility will be available for the incurrence of swingline loans.

Maturity:           The final maturity of the Revolving Credit Facility shall
                    be 6 years from the Closing Date (the "Revolving Credit
                    Maturity Date"). Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter, but in no event shall such maturities extend beyond, the third business day prior to the Revolving Credit Maturity Date.

Availability:       Revolving Loans may be borrowed, repaid and reborrowed on
                    and after the Closing Date and prior to the Revolving
                    Credit Maturity Date.

II.  Terms Applicable to All Facilities


Senior
Administrative
Agent: Bank of America, N.A. ("BofA") (in such capacity, the "Senior Administrative Agent").

Senior Syndication
Agent:              Credit Suisse ("CS").

Senior Lead
Arrangers and
Book Runners:       Banc of America Securities LLC and Credit Suisse
                    Securities (USA) LLC (in suchcapacity, the "Senior Joint
                    Lead Arrangers").

Senior Lenders:     BofA, CS and/or a syndicate of other lenders formed by the
                    Senior Joint Lead Arrangers (the "Senior Lenders") reasonably acceptable to the Borrower.

Required Senior
Lenders: Senior Lenders having aggregate commitments and/or outstandings (as appropriate) pertaining to all tranches (taken in the aggregate) in excess of 50%.

Guaranties:         Holdings and each existing and future direct and indirect
                    wholly-owned domestic subsidiary of Holdings (other than certain immaterial subsidiaries to be agreed upon and only to the extent permitted by applicable law) other than the Borrower (each a "Guarantor" and, collectively, the "Guarantors") shall be required


                                    I-A-2
                    to provide an unconditional guaranty of all amounts owing under the Senior Credit Facilities and under hedging and cash management agreements (with Lenders and affiliates of Lenders) (the "Guaranties").

Security:           All amounts owing under the Senior Credit Facilities and
                    under hedging and cash management agreements (with Lenders and affiliates of Lenders) (including, in each case, all obligations under the Guaranties) will be secured subject to exceptions to be agreed upon) by (x) a first priority perfected security interest in substantially all capital stock and promissory notes (subject to a minimum threshold to be agreed) of the Borrower (limited to the amount owned by Holdings) and each of the direct and indirect subsidiaries of the Borrower now or hereafter owned by the Borrower and the Guarantors, provided that the pledge of the capital stock of non-U.S. subsidiaries of the Borrower shall be limited solely to the pledge of no more than 65% of the total outstanding capital stock of the Borrower's
                    "first tier" non-U.S. subsidiaries, and (y) a first priority perfected security interest in all other tangible and intangible assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, and owned real estate but excluding deposit accounts, or other bank or securities accounts and leasehold mortgages) now or hereafter owned by the Borrower and each Guarantor, subject only to Permitted Liens (to be defined with such modifications as may be appropriate under the circumstances), customary exceptions for transactions of this type with affiliates of the Sponsor so long as and to the extent reasonably acceptable to the Senior Joint Lead
                    Arrangers.

                    All documentation (collectively referred to herein as the "Security Agreements") evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Senior Joint Lead Arrangers and the Borrower.

                    Notwithstanding the foregoing, the Senior Administrative Agent may agree to exclude particular assets from the collateral where it reasonably determines that the cost of obtaining and perfecting a security interest, lien, or mortgage is excessive in relation to the benefit afforded to the Lenders thereby.

Incremental
Facilities:         The Borrower shall be permitted to add one or more
                    incremental term loan facilities to the Senior Secured
                    Facilities (each, an "Incremental Term Facility") and/or increase commitments under the Revolving Facility (any such increase, an "Incremental Revolving Facility"; the Incremental Term Facilities and the Incremental Revolving
                    Facilities are collectively referred to as "Incremental
                    Facilities") in an aggregate

                                    I-A-3
                    amount of up to $150,000,000; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity dates of the Term Loan Facility, (v) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder, and (vi) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Joint Lead Arrangers. It is understood and agreed that the Facilities Documentation shall not contain any "most favored nation" provisions.

Voluntary
Prepayments/
Commitment
Reductions:         Voluntary prepayments of the Senior Loans may be made at
                    any time on three business days' notice in the case of Eurodollar Loans, or one business day's notice in the case of Base Rate Loans, without premium or penalty, provided that voluntary prepayments of Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

                    The unutilized portion of the Revolving Credit Facility may be reduced or terminated by the Borrower on one business day's notice without premium or penalty.

Mandatory
Repayments:         Mandatory repayments of Term Loans shall be required from
                    (a) 100% of the net cash proceeds above an annual amount to be agreed from non-ordinary course asset sales
                    (treating sales of equity interests by Holdings and its subsidiaries as asset sales) by Holdings and its subsidiaries, subject to exceptions to be agreed upon, including a 100% reinvestment right if reinvested or committed to reinvest within 15 months of such sale or disposition so long as reinvestment is completed within 180 days thereafter, (b) 100% of the net cash proceeds from issuances of debt by Holdings and its subsidiaries
                    (other than debt permitted to be incurred under the Senior
                    Credit Facilities, including, if the Bridge Facility is funded, the Rollover Loans or Exchange Notes or Permanent
                    Securities in an initial principal amount sufficient to

                                    I-A-4
                    refinance any outstanding Bridge Loans), and (c) commencing with fiscal year 2007, 50% (with step-downs to 25% and 0% at leverage ratios to be agreed) of annual Excess Cash Flow (to be defined in a manner consistent with the definition thereof contained in financings with affiliates of the Sponsor, such definition to provide for a deduction from Excess Cash Flow, without duplication among periods, of operating cash used to finance acquisitions or to be used to finance acquisitions for which a binding agreement exists); provided that any voluntary prepayments of Senior Loans (including Revolving Loans to the extent commitments thereunder are permanently reduced by the amount of such prepayments) other than prepayments funded with the proceeds of incurrences of indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis.

Application:        All prepayments (voluntary and mandatory) to be applied in direct order.

Waivable
Prepayments:        Senior Lenders holding Term Loans shall have rights to
                    waive their share of mandatory repayments (excluding scheduled amortization) as otherwise required above (in which case the amounts so waived shall be retained by the Borrower).

Interest Rates:     At the Borrower's option, Senior Loans may be maintained
                    from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) plus the Applicable Margin.

                    "Applicable Margin" (x) in the case of Eurodollar Loans, shall have the meaning set forth in Annex I-B attached to the Commitment Letter and (y) in the case of Base Rate Loans, shall mean the percentage per annum which is 1.00% lower than the Applicable Margin for Eurodollar Loans.

                    "Base Rate" shall mean the higher of (x) the rate that the Senior Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

                    Interest periods of 1, 2, 3 and 6 months and, if available to all of the Senior Lenders of the respective tranche of loans, one week and 9 and 12 months, shall be available in the case of Eurodollar Loans.

                    The Senior Credit Facilities shall include protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Senior Lender that (i) charges a material

                                    I-A-5
                    amount in excess of that being charged by the other Senior Lenders with respect to contingencies described in the immediately preceding sentence or (ii) objects to certain amendments to the Senior Credit Facilities that require each Senior Lender's consent so long as the Required Senior Lenders have agreed to such amendments.

                    Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Senior Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360-day year (or a 365/366-day year in the case of Base Rate Loans based on the Senior Administrative Agent's prime lending rate) and actual days elapsed.

Default Interest:   Overdue amounts shall bear interest at a rate per annum
                    equal to the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fees:    1/2 of 1% per annum of the unutilized commitments of each
                    Senior Lender under the Revolving Credit Facility
                    (treating the loans (including, in the case of the swingline lender, any swingline loans) of each Senior
                    Lender under the Revolving Credit Facility and its ratable share of any outstanding Letters of Credit and unpaid drawings relating thereto as utilizations of such Senior
                    Lender's commitment under the Revolving Credit Facility), as in effect from time to time, commencing on the Closing
                    Date to but excluding the termination of the Revolving
                    Credit Facility, payable quarterly in arrears with steps-downs to be agreed.

Letter of Credit
Fees: A letter of credit fee equal to the Applicable Margin as in effect from time to time for Revolving Loans maintained as Eurodollar Loans on the outstanding stated amount of Letters of Credit (the "Letter of Credit Fee") to be shared proportionately by the Senior Lenders in accordance with their participation in the respective Letter of Credit, and a facing fee of ? of 1% per annum or such other amount as shall be agreed (the "Facing Fee") to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Assignments and
Participations:     Revolving Credit Facility Assignments: Each Lender will be permitted

                                    I-A-6
                    to make assignments in respect of the Revolving Credit Facility in a minimum amount equal to $5 million to other financial institutions approved by the Senior Administrative Agent and, so long as no payment or bankruptcy Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the definitive documentation) and the approval of the Senior Administrative Agent shall not be required in connection with assignments to other Lenders under the Revolving Credit Facility. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Senior Administrative Agent, the Letter of Credit issuing bank, and the lender for any Swingline Loan, unless the proposed assignee is already a Lender.

                    Term Loan Facility Assignments: Each Lender will be permitted to make assignments in respect of the Term Loan Facility in a minimum amount equal to $1 million to other financial institutions approved by the Senior Administrative Agent and, so long as no payment or bankruptcy Event of Default has occurred and is continuing, the Borrower which approvals shall not be unreasonably withheld or delayed; provided, however, that the approvals of the Senior Administrative Agent and the Borrower shall not be required in connection with assignments of the Term Loan Facility to other Lenders, to any affiliate of a Lender, or to any Approved Fund.

                    Assignments Generally: Each Lender will also have the right, without consent of the Borrower or the Senior Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

                    Participations: Lenders will be permitted to sell participations with voting rights limited to changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or the value of the guarantees. Participants will have the same benefits as the Lenders (and will be limited to the amount of such benefits) with respect to yield protection and increased cost provisions, subject to customary limitations.

Governing Law:      All documentation shall be governed by New York law
                    (except security documentation that the Senior
                    Administrative Agent reasonably determines should be governed by local law).

Conditions
Precedent           Under the Credit Documentation, the availability of the
                    initial

                                    I-A-7
to the Closing
Date: borrowing under the Senior Secured Facilities will be subject to the conditions precedent set forth in Annex III to the Commitment Letter and the terms of the Commitment Letter.

                    The Credit Documentation shall not contain (a) any conditions precedent other than the conditions precedent set forth herein or in Annex III to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Secured Facilities.

Conditions to
each Extension
of Credit:          (i)   Except as specified in Section 3 of the Commitment
                          Letter, all representations and warranties shall be true and correct in all material respects on and as of the date of each extension of credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and immediately after giving effect to such extension of credit and to the application of the proceeds therefrom, as though made on and as of such date.

                    (ii) Except with respect to the initial drawings, no event of default, or event which with the giving of notice or lapse of time or both would be an event of default, shall have occurred and be continuing, or would result from such extension of credit.

Representations
and Warranties:     The following, in each case, usual for facilities and
                    transactions of this type for affiliates of the Sponsor, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change after the Closing Date; corporate existence; compliance with laws; corporate power and authority; binding effect and the enforceability of Credit
                    Documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal
                    Reserve regulations; ERISA; Federal Reserve margin regulations; Investment Company Act; subsidiaries;
                    environmental matters; solvency on the Closing Date; labor matters; accuracy of disclosure; creation and perfection of security interests; status of Senior Secured Facilities as senior debt; and such healthcare/medical industry
                    Company specific representations and warranties to be agreed.

Covenants:          The following, in each case, usual for facilities and
                    transactions of this type for affiliates of the Sponsor
                    (including with respect to materiality thresholds):


                                    I-A-8

                    (i) Limitations on other indebtedness and preferred stock; provided that debt may be incurred or assumed in connection with a Permitted Acquisition (to be defined in the definitive documentation) subject only to pro forma compliance with the financial covenants.

                   (ii) Limitations on mergers, acquisitions, partnerships and acquisitions and dispositions of assets; provided that the Borrower will be permitted to make acquisitions as long as (a) there is no default, (b) the Borrower would be in pro forma compliance with the financial covenants after giving effect thereto, (c) the acquired company or assets are in the same line of business as the Borrower and its subsidiaries and
                         (d) the acquired company and its subsidiaries (other than immaterial subsidiaries) will become, in the case of any acquired entities organized under the laws of the U.S., Guarantors. Acquisitions of entities that do not become Guarantors will be limited to an aggregate amount to be agreed upon by the Lead Arranger and the Borrower.

                  (iii)  Limitations on sale-leaseback transactions.

                   (iv) Limitations on dividends and other restricted payments.

                    (v) Limitations on voluntary prepayments of subordinated indebtedness and amendments thereto.

                   (vi)  Limitations on transactions with affiliates.

                  (vii)  Limitations on investments.

                 (viii)  Maintenance of existence and properties.

                   (ix)  Maintenance of books and records.

                    (x)  Limitations on liens with exceptions to be agreed.

                   (xi)  Adequate insurance coverage.

                  (xii)  ERISA covenants.

                 (xiii)  Holding company activities.

                  (xiv)  Accounting changes.

                   (xv)  Change in line of business.

                  (xvi)  Burdensome agreements.

                                    I-A-9

                 (xvii) Financial reporting (limited to annual audited, quarterly unaudited and annual forecasts), certificates and other information, notice of material adverse change, environmental, ERISA-related matters, material litigation.

                (xviii)  Visitation and inspection rights.

                  (xix) Compliance with laws, including environmental, ERISA, FDA, HIPAA, and fraud and abuse laws.

                   (xx)  Payment of taxes and other liabilities.

                  (xxi)  Limitation on changes in nature of business.

                 (xxii)  Use of proceeds.

                (xxiii)  Limitations on capital expenditures.

                 (xxiv)  Covenant to guarantee obligations and give security.

                  (xxv)  Further assurances.

                 (xxvi) Financial covenants* (tested on a quarterly basis), measured for the Borrower and its consolidated subsidiaries on a consolidated basis and on a rolling four quarter basis in arrears beginning with the third financial quarter following the Closing Date, consisting of the following:

                         (1) Minimum Interest Coverage Ratio (to be defined in a manner consistent with transactions with affiliates of the Sponsor using a EBITDA/cash interest calculation) for each fiscal quarter.

                         (2) Maximum Consolidated Leverage Ratios (to be defined in a manner consistent with transactions with affiliates of the Sponsor using a net (of all unrestricted cash and cash equivalents) debt/EBIDTA calculation) solely as of the last day of each four quarter period.

                         (3) For purposes of determining compliance with the financial covenants, any equity contribution (which such equity shall be common equity or other equity on terms and conditions reasonably acceptable to

---------------
* Specific covenant levels to be agreed, which shall reflect at a least a 30% cushion from the Closing Date Sponsor Model.

                                    I-A-10
                              the Lenders) made to Holdings after
                              the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a "Specified Equity Contribution"), provided that (a) in each four fiscal quarter period, there shall be a period of at least two fiscal quarter in which no Specified Equity Contributions made, and
                              (b) the amount of any Specified Equity
                              Contribution shall be no greater than the amount required to cause Borrower to be in compliance with the financial covenants.

Events of Default:  The following, in each case, usual for facilities and transactions of this type for affiliates of the Sponsor (including with respect to materiality thresholds and grace periods) nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of other covenants (subject, in the case of certain such covenants, to a grace period to be agreed upon); cross-default and cross-acceleration to other material debt; bankruptcy events; certain ERISA events; material judgments; actual or asserted material invalidity of any Guarantee, security interest or subordination provisions; and change of control (the definition of which is to be agreed).

Indemnification:    Customary for transactions of this type.

Lenders' Counsel:   Shearman & Sterling LLP.


                                    I-A-11

                                                                     ANNEX I-B


          "Applicable Margin" shall mean initially 2.00%, subject to pricing grid to be determined for each of the Term Loan Facility and the Revolving Credit Facility.

                                                                    ANNEX II-A


                            SUMMARY OF CERTAIN TERMS
                     OF SENIOR SUBORDINATED BRIDGE FACILITY


          Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Annex II-A is attached (the "Commitment Letter") are used herein as therein defined.

Borrower:           Same as in the Senior Term Sheet.

Bridge
Facility:           Bridge loan facility in an aggregate principal amount of
                    $215.0 million (the "Bridge Facility"). In addition, if less than 100% of the Existing Subordinated Notes are retired, any principal amount outstanding will reduce the Bridge Facility on a dollar-for-dollar basis.

Use of Proceeds:    The loans made pursuant to the Bridge Facility (the
                    "Bridge Loans") solely (i) to finance the Merger, (ii) to consummate the Refinancing and (iii) to pay the fees and expenses incurred in connection with the Transaction.

Maturity:           The final maturity date of the Bridge Facility shall be 12 months from the Closing Date (the "Bridge Loan Maturity
                    Date" or "Rollover Date").

Availability:       No amount of Bridge Loans once repaid may be reborrowed.

Bridge
Administrative
Agent: Banc of America Bridge LLC (in such capacity, the "Bridge Administrative Agent").

Bridge
Syndication
Agent:              Credit Suisse.

Bridge Lead
Arrangers and
Book Runners:       Banc of America Securities LLC and Credit Suisse
                    Securities (USA) LLC (in such capacities, the "Bridge
                    Joint Lead Arrangers").

Bridge Lenders:     Banc of America Bridge LLC, Credit Suisse and/or a
                    syndicate of other lenders formed by the Bridge Lead
                    Arranger reasonably acceptable to the Borrower (the
                    "Bridge Lenders").

Guaranties:         Same Guarantors as in the Senior Term Sheet.

Ranking: The Bridge Loans will be unsecured, senior subordinated obligations of the Borrower, subordinated to the Senior Credit Facilities pursuant to subordination provisions customary for high-yield securities and ranking pari passu with all other senior subordinated obligations of the

                    Borrower and senior to all subordinated obligations of the Borrower. The Guarantees will be unsecured, senior subordinated obligations of each Guarantor, subordinated to such Guarantor's guarantee under the Senior Credit Facilities pursuant to subordination provisions customary for high-yield securities and ranking pari passu with all other senior subordinated obligations of such Guarantor and senior to all subordinated obligations of such Guarantor.

Voluntary
Prepayments/
Commitment
Reductions:         Voluntary prepayments of the Bridge Loans may be made at
                    any time, without premiumor penalty together with accrued interest and breakage costs.

Mandatory
Repayments:         Mandatory repayments of Bridge Loans shall be required, in each case only to the extent such amounts are not required to be paid to the Senior Lenders under the Senior Credit
                    Facilities, from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales to third parties outside the ordinary course of business (to be defined in a manner customary for affiliates of the Sponsor) and (ii) reinvestment rights that are substantially identical to those contained in the Senior Credit Facilities), (b) 100% of the net proceeds from issuances of debt securities by Holdings and its subsidiaries other than proceeds from the issuance of Permanent Securities to refinance outstanding Bridge
                    Loans, and (c) 100% of the proceeds from public issuances of any equity of Holdings or any of its restricted subsidiaries, in each case with exceptions and baskets customary for affiliates of the Sponsor to be agreed upon.

Change of Control:  In the event of a Change of Control (to be defined in a manner customary for similar facilities for affiliates of the Sponsor, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans, without premium or penalty, plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Borrower will, within 60 days of the Change of Control, repay all obligations under the Senior Credit Facilities or use commercially reasonably efforts to obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Permitted
Refinancing:        If the Bridge Loans have not been previously prepaid in
                    full for cash (with Permanent Securities or otherwise) on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date shall automatically be refinanced by unsecured, senior subordinated rollover loans with a maturity of nine years after the Bridge Loan Maturity Date (the "Rollover Loans") and otherwise having the terms set forth in Annex II-B. On or after the Rollover Date, each Bridge Lender will have the right to exchange the

                                    II-A-2
                    outstanding Rollover Loans held by it for unsecured, senior subordinated exchange notes of the Borrower having the terms set forth in Annex II-C, provided that the initial issuance of Exchange Notes shall be no less than $50 million.

Interest Rates:     Interest shall be payable quarterly in arrears at a rate
                    per annum equal to three-month LIBOR plus the Applicable
                    Margin per annum. The Applicable Margin for Bridge Loans shall initially be 5.50%, and the Applicable Margin shall increase by an additional 0.50% at the six-month anniversary of the Closing Date and by an additional 0.50% at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding; provided that the interest rate shall not exceed the amount specified in the Fee Letter (the "cap").

Default
Interest:           Overdue principal, interest and other amounts shall bear
                    interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Bridge Loans. Such interest shall be payable on demand.

Right to Assign
Bridge Loans:       After the Closing Date, the Bridge Lenders shall have the
                    right to assign their interest in the Bridge Loans in whole or in part in a minimum assignment amount of $5.0 million and increments of $1.0 million in excess thereof in compliance with applicable law to any third parties;
                    provided, however, that prior to the Bridge Loan Maturity
                    Date, so long as no payment or bankruptcy Event of Default has occurred and is continuing, the consent of the Borrower shall be required (such consent not to be unreasonably withheld or delayed) with respect to any assignment, if, subsequent thereto, Bridge Lenders on the Closing Date would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans.

Governing Law:      All documentation shall be governed by New York law.

Conditions
Precedent:          Under the Bridge Credit Documentation, the availability of the Bridge Loans shall be conditioned upon satisfaction of the conditions precedent set forth in Annex III to the Commitment Letter.

                    The Bridge Credit Documentation shall not contain (a) any material conditions precedent other than the conditions precedent set forth in Annex III to the Commitment Letter or (b) any material representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the availability of the Bridge Loans.

Representations
and Warranties:     Those representations and warranties usual and customary
                    for transactions of this type with affiliates of the Sponsor and consistent, to the extent applicable, with those in the Senior Secured Facilities.


                                    II-A-3

Covenants:          Covenants usual and customary for transactions of this
                    type with affiliates of the Sponsor so long as and to the extent reasonably acceptable to the Bridge Joint Lead
                    Arranger (but, in any event, no financial maintenance covenants), with affirmative covenants consistent, to the extent applicable with those in the Senior Secured
                    Facilities and including a covenant for the Borrower to use its commercially reasonable best efforts to refinance the Bridge Facility with the proceeds of the Permanent
                    Securities as promptly as practicable following the Closing Date. For the avoidance of doubt, the negative covenants shall be based on those contained in any preliminary offering memorandum used prior to the Closing
                    Date, with certain provisions, prior to the Bridge Loan
                    Maturity Date, to be more restrictive as agreed.

Events of
Default: Those events of default usual and customary for transactions of this type with affiliates of the Sponsor (it being understood that the Bridge Facility shall not contain a cross-default to other indebtedness but shall include a cross-acceleration to other indebtedness). For the avoidance of doubt, the events of default shall be based on those contained in any preliminary offering memorandum used prior to the Closing Date with certain provisions, prior to the Bridge Loan Maturity Date, to be more restrictive as agreed.

Expenses:           Customary provisions regarding expense reimbursement,
                    which reimbursement shall be subject to the occurrence of the Closing Date.

Fees:               As provided in the Fee Letter.

Bridge Lenders'
Counsel:            Shearman & Sterling LLP.


                                    II-A-4

                                                                    ANNEX II-B


                            SUMMARY OF CERTAIN TERMS
                    OF SENIOR SUBORDINATED ROLLOVER FACILITY


          Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:           Same Borrower as in Senior Term Sheet and Bridge Term
                    Sheet.

Guarantors:         Same Guarantors as in Senior Term Sheet and Bridge Term
                    Sheet.

Rollover Facility:  Unsecured, senior subordinated rollover loans (the
                    "Rollover Loans") in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. The Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:            Same as Bridge Loans.

Interest Rate:      Interest shall be payable quarterly in arrears at a rate
                    per annum equal to three-month LIBOR in effect from time to time plus the Applicable Margin per annum. The
                    Applicable Margin for the Rollover Loans shall be the Applicable Margin on Bridge Loans in effect on the Rollover Date (and as increased on such date). At the six-month anniversary of the Rollover Date, the interest rate shall increase by 0.50% and by an additional 0.50% at the end of each subsequent three-month period; provided that the interest rate shall not exceed the amount specified in the Fee Letter (the "cap").

                    Overdue amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Rollover Loans. Such interest shall be payable on demand.

Maturity:           Nine years after the Bridge Loan Maturity Date (the
                    "Rollover Maturity Date").

Optional
Prepayment:         For so long as the Rollover Loans have not been exchanged
                    for unsecured, senior subordinated exchange notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Mandatory
Prepayments:        The mandatory prepayments applicable to the Rollover Loans will conform to those contained in the Indenture (as defined in Annex II-C to the Commitment Letter).

Right to Assign
Rollover Loans:     The Bridge Lenders shall have the right to assign their
                    interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge
                    Administrative Agent (not to be unreasonably withheld or delayed).

Rollover
Covenants:          From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those contained in the Indenture.

Events of
Default: From and after the Rollover Date, the events of default applicable to the Rollover Loans will conform to those contained in the Indenture.

Governing Law:      New York.

Expenses:           Same as the Bridge Loans.

Fees:               As provided in the Fee Letter.


                                    II-B-2

                                                                    ANNEX II-C


                            SUMMARY OF CERTAIN TERMS
                      OF SENIOR SUBORDINATED EXCHANGE NOTES


          Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Borrower:           Same Borrower as in Senior Term Sheet and Bridge Term
                    Sheet.

Guarantors:         Same Guarantors as in Senior Term Sheet and Bridge Term
                    Sheet.

Ranking:            Same as Bridge Loans.

Exchange Notes:     At any time on or after the Rollover Date, Rollover Loans
                    due to any Bridge Lender may, at the option of such Bridge
                    Lender, be exchanged for an equal principal amount of unsecured, senior subordinated exchange notes of the Borrower (the "Exchange Notes"), provided that the initial issuance of Exchange Notes shall be no less than $50 million. The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the "Indenture"). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will include provisions customary for an indenture governing high-yield debt securities of affiliates of the Sponsor. Except as expressly contemplated above and in Annex II-B, the Exchange Notes shall have the same terms as the Rollover
                    Loans.

Interest Rate
Redemption
Provision:          Each Exchange Note will initially bear interest at the
                    rate in effect on the Rollover Loans for which it is exchanged and, thereafter, the interest rate on the Exchange Notes shall be determined in the same manner as set forth in Annex II-B with respect to the Rollover
                    Loans. For so long as they bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date. Each holder of Exchange Notes shall, upon a sale to a third party, have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes. In such event, such Exchange Notes will be non-callable until the fifth anniversary of the Closing
                    Date (except pursuant to an equity claw-back customary for the Sponsor and a redemption right at a customary make-whole price to be agreed) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed, declining ratably to par on the date that is two years prior to maturity of the Exchange Notes. The Exchange Notes will provide for mandatory repurchase offers customary for high yield debt securities of affiliates of the Sponsor.

Registration
Rights: Within 90 days after the issuance of the Exchange Notes the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its commercially reasonable best efforts to cause such shelf registration statement to be declared effective within 180 days of the filing of the registration statement and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes (but in no event longer than two years from the first issuance of the Exchange Notes). Upon failure to comply with certain requirements of the registration rights agreement (a "Registration Default"), the Borrower shall pay additional interest to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 0.50% per annum.

Governing Law:      New York.


                                    II-C-2

                                                                     ANNEX III


                         CONDITIONS PRECEDENT TO CLOSING
                     $375.0 MILLION SENIOR CREDIT FACILITIES
               $215.0 MILLION SENIOR SUBORDINATED BRIDGE FACILITY


          Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

          The closing and the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility will be subject to satisfaction of the following conditions:

          (i) Facilities Documentation (as defined in the Commitment Letter) consistent with the Term Sheets and the Commitment Letter (including, without limitation, the Guarantees, which shall be in full force and effect) shall have been executed and delivered to the Joint Lead Arrangers and the Lenders.

         (ii) The Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated, in accordance with applicable law and the Merger Agreement (and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Joint Lead Arrangers). The Joint Lead Arrangers shall have received certified copies of the Merger Agreement and all certificates and other documents delivered thereunder. The Joint Lead Arrangers shall be reasonably satisfied in all material respects with the terms of any material agreements to be entered into in connection with the Merger Agreement (to the extent furnished to the Joint Lead Arrangers prior to the date hereof, the Joint Lead Arrangers acknowledge such satisfaction).

        (iii) (A) The Equity Financing shall have been consummated and the Borrower shall have used all cash proceeds received from the Equity Financing to make payments owing in connection with the Transaction before the Borrower utilizes any proceeds of the Facilities for such purpose, (B) in the case of the Senior Credit Facilities, the Senior Lead Arrangers shall have received satisfactory evidence of receipt by the Borrower of not less than $215.0 million (as reduced in accordance with the terms under the heading "Mandatory Repayments" set forth in Annex II-A) cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower of the Senior Subordinated Notes, (C) in the case of the Bridge Facility, the Bridge Lead Arrangers shall have received evidence satisfactory to the Bridge Lead Arrangers of receipt by the Borrower of up to $325.0 million cash proceeds from the advance of the Term Loans. The conditions set forth in clauses (B) and (C) shall be satisfied notwithstanding the receipt by the Borrower of less cash proceeds than as set forth therein so long as the amount funded pursuant to the Facilities and/or the Senior Subordinated Notes, together with the Equity Contribution, shall equal the amount required to consummate the Transaction.

         (iv) After giving effect to the Transaction, Holdings and its subsidiaries shall have no outstanding indebtedness or preferred stock, except for indebtedness incurred pursuant to
               (w) the Senior Credit Facilities, (x) the Senior Subordinated Notes (or if the Bridge Facility is funded, the Bridge Loans, the Rollover Loans or the Exchange Notes), (y) any Existing Subordinated Notes that have not been purchased by the Company pursuant to the Tender Offer and Consent Solicitation and (z) existing indebtedness and preferred stock with amounts and the terms and conditions of such indebtedness or preferred stock to be reasonably satisfactory to the Joint Lead Arrangers (collectively, "Existing Indebtedness"). Without limiting the foregoing, (x) the Existing Credit Agreement shall have been terminated, all outstandings thereunder shall have been repaid in full, and all liens pursuant thereto shall have been terminated, and (y) the Minimum Consent Condition shall have been satisfied, and the Existing Subordinated Notes Indenture shall have been amended as contemplated by clause (y) of the third sentence of the first paragraph of the Commitment Letter.

          (v) The Lenders shall have received (A) legal opinions from counsel, and covering matters, reasonably acceptable to the Joint Lead Arrangers (and customary for transactions with affiliates of the Sponsor) and (B) from the chief financial officer of the Company a solvency certificate, in customary form and substance. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, by the Fee Letter and the Engagement Letter, payable to the Lenders, the Joint Lead Arrangers and the Senior Administrative Agent shall have been paid to the extent due.

         (vi)  The Joint Lead Arrangers and the Lenders shall have received
               (I) unaudited consolidated financial statements of the Company and its subsidiaries for any interim quarterly periods that have ended since the audited financial statements referred to in preceding clause (I) for which financial statements are available (it being understood that such unaudited consolidated financial statements shall be "available" no later than the 45th day following the last day of the Company's fiscal quarter, as the case may be), with such unaudited financial statements of the Company and its subsidiaries to be prepared in accordance with generally accepted accounting principles in the United States for interim reporting and (II) pro forma financial statements as to the Borrower and its subsidiaries giving effect to the Transaction for the most recently completed fiscal year and any subsequent interim quarterly period, which shall meet the

                                    III-2
               requirements of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act"), and shall be subject to such other adjustments as are agreed by the Joint Lead Arrangers and the Borrower.

        (vii) Delivery of other closing documentation customary for facilities of this type, including certificates of incorporation and by-laws (or equivalent organizational documents), resolutions, good standing certificates, and insurance certificates.

       (viii) The Borrower shall have delivered such documentation and other information as is reasonably requested in writing by the Joint Lead Arrangers in order to allow the Joint Lead Arrangers to comply with applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT act.



                                    III-3